Exhibit 99. 1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Reports Second-Quarter 2012 Results

SAN JOSE, Calif., July 19, 2012 —Cypress Semiconductor Corp. (NASDAQ: CY) today announced the results of the second quarter of 2012, which included the following highlights and remarks from its president and CEO, T.J. Rodgers.

•	Revenue increased 9% sequentially

•	Non-GAAP EPS increased 50%, showing good leverage

•	TrueTouch® revenue increased 21% sequentially

•	$430 million revolving line of credit closed in June

Fellow shareholders:

Our revenue and earnings for the quarter are given below, compared with those of the prior quarter and year:

(In thousands, except per-share data)

	NON-GAAP			GAAP
	Q2 2012	Q1 2012	Q2 2011	Q2 2012	Q1 2012	Q2 2011
Revenue	$201,300	$185,089	$254,978	$201,300	$185,089	$254,978
Gross margin	57.0%	55.7%	57.2%	53.0%	49.6%	54.5%
Pretax margin	15.3%	11.3%	24.8%	2.6%	-9.4%	10.3%
Net income	$30,298	$20,530	$62,993	$4,977	$(19,460)	$40,823
Diluted EPS	$0.18	$0.12	$0.32	$0.03	$(0.13)	$0.21

We are proud of the fact that we maintained our gross margin at 57.0% in Q2’12, a quarter in which our revenue of $201 million was down more than 20% from the $255 million and 57.2% gross margin reported in the year-ago quarter. This result is attributable to our companywide cost-reduction effort.

Our revenue came in at the low end of our guidance, growing 9% sequentially. All divisions grew, led by our Programmable Systems (PSoC®) Division, or PSD. PSD revenue grew 18% – driven by TrueTouch, which grew 21% sequentially as our new TSG4 product began to gain share in the market, in part due to new customers and applications, such as eReaders. GAAP EPS grew 123% sequentially, and non-GAAP EPS grew 50% sequentially, driven by increased gross margins and tight operating expense control.

Increasing global macroeconomic concerns, combined with short lead times, put downward pressure on distributor and customer bookings across all geographies and divisions. Our book-to-bill was 0.87 in Q2, down from 1.33 in Q1, below our seasonal average. Nonetheless, we are still 77% booked for Q3, in line with historical averages, and we expect approximately flat revenue with increased earnings due to product mix and continuing cost controls.

Macroeconomic issues combined with some customer pushouts are limiting our growth prospects for Q3. We expect our revenue to be flat and our EPS to improve due to product mix and cost controls.

BUSINESS REVIEW

+ Our non-GAAP consolidated gross margin for the second quarter was 57.0%, up 1.3 percentage points from the previous quarter due to product and customer mix, solid manufacturing execution and our cost-reduction programs. On a GAAP basis, our second-quarter consolidated gross margin was 53.0%.

+ Net inventory dollars in Q2 decreased 7% sequentially; inventory days decreased to 96. Distributor weeks of inventory on hand decreased slightly to 6.2 weeks.

+ Cash and investments for the second quarter totaled $210.8 million, an increase of $102.1 million from the prior quarter. The balance includes proceeds of $103 million in incremental borrowings. During the quarter we used $19.9 million to repurchase 1.5 million shares. Since we announced our $400 million stock repurchase program in September 2011, we have repurchased 12.7 million shares through July 1, 2012 and have approximately $202.3 million remaining under the authorized repurchase program.

Our divisional revenue and gross margins are detailed below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

July 1, 2012

	PSD[1]	MPD[1]	DCD[1]	Core Semi[2]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	96.1	83.0	20.4	199.5	1.8	201.3
Percentage of total revenues	47.8%	41.2%	10.1%	99.1%	0.9%	100.0%
GROSS MARGIN (%)
On a non-GAAP[4] basis	54.1%	64.2%	53.9%	58.3%	-77.7%	57.0%
On a GAAP basis	50.3%	60.3%	50.0%	54.4%	-98.6%	53.0%

THREE MONTHS ENDED

April 1, 2012

	PSD[1]	MPD[1]	DCD[1]	Core Semi[2]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	81.5	81.9	20.0	183.4	1.7	185.1
Percentage of total revenues	44.0%	44.3%	10.8%	99.1%	0.9%	100.0%
GROSS MARGIN (%)
On a non-GAAP[4] basis	54.3%	61.6%	51.6%	57.3%	-104.7%[5]	55.7%
On a GAAP basis	46.7%	59.2%	35.2%	51.1%	-107.0%[5]	49.6%

1.	PSD – Programmable Systems Division; DCD – Data Communications Division; MPD – Memory Products Division.
2.	“Core Semiconductor” – Includes PSD, DCD and MPD and excludes “Emerging Technology.”
3.	“Emerging Technology” – Businesses outside our core semiconductor businesses outlined in footnote 2. Includes subsidiaries Cypress Envirosystems Inc., AgigA Tech Inc., and Deca Technologies Inc., and our foundry-support business.
4.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.
5.	The dramatic decline in ETD gross margin is due to the reclassification of the factory expenses of Deca Technologies Inc. from the R&D line to the cost of goods sold line as its revenue ramp commences.

SECOND-QUARTER 2012 HIGHLIGHTS

+ Cypress rolled out its Design Win Replication (DWR) program. The purpose of the program is to identify particular market segments where Cypress products (particularly PSoC) have been successful and to replicate those successes worldwide. Two examples of past DWR successes are Cypress’s CapSense® capacitive button technology, now a business unit with over $100 million in annual sales, and Cypress’s TrueTouch touchscreen technology, both of which are now successful standalone businesses. PSoC’s configurability allows us to enter new markets quickly. The DWR business process is designed to support “hot” new markets and provide them with ready-to-manufacture solutions and full engineering support.

A typical DWR solution starts with a PSoC chip for which special solution-specific “Components” have been created. A Component is a virtual chip inside PSoC, which uses a fraction of the chip’s resources to integrate a function that would typically be performed using a separate IC in a system design. In the design phase, Components reside in PSoC Creator™ design software, represented as icons that are dragged and dropped to design system-level solutions. When the PSoC Creator design is subsequently used to program a PSoC chip, all of the circuit blocks, interconnections and firmware required to implement virtual chips are automatically created and connected in a PSoC one-chip system. Examples of PSoC Components in the PSoC Creator library include a family of analog-to-digital converters, a family of serial communication interfaces (I2C, UART, SPI, etc.) and a complete ARM Cortex M3 microcontroller, including all of its memories. Designing with Components in PSoC Creator design software is very much like designing with ordinary ICs on a printed circuit board in the old paradigm.

The DWR solutions for PSoC take the PSoC Creator design environment to the next level. Special application-specific Components are created to solve a specialized system-level problem such as the Power Monitor required for all electronic systems. These systems may have 25 or more power supplies that each must be regulated to varying supply voltages with tight precision; for example, 1.200 ± 0.050 volts. In addition to precise supply voltage control, the power supplies must be monitored for brown outs and glitches. Finally, when large systems

(such as routers, servers, etc.) are turned on and off, the power supplies must turn on not only in a specified sequence but also with a tightly controlled rate. The usual solution for the Power Monitor is a board full of discrete ICs. All of those ICs are available as Components in PSoC. The new, application-specific Component in the DWR paradigm is the Voltage Sequencer Component, which performs all of the Power Monitor functions described above on 16 separate power supplies. To design using the Voltage Sequencer Component, its icon is simply dragged and dropped into a design in PSoC Creator and the function is automatically programmed into a PSoC chip. The Voltage Sequencer Component then is further configured in Creator software by entering specific power supply requirements into a graphical user interface. The entire Power Monitor design process can be done by an expert designer in less than one hour, compared with the conventional design process, which takes weeks or months. We have found that our PSoC 3 chip has an overwhelming advantage in the Power Monitor market—hence we created the DWR program to take it to customers worldwide in a single campaign.

The second DWR solution released in the quarter was for a PSoC-based Fan Controller that manages up to 16 fans. Cooling is another critical function in large systems that require sophisticated fan control. Typically, the speed of a fan can be controlled precisely by an electronic circuit. The engineering state of the art is to measure the temperature that must be controlled and run the fan at the exact rpm required to control that temperature. The Fan Controller DWR solution allows for quick design of a precisely controlled 16-fan system, enough to support a relatively large electronic system.

+ Longcheer, a new Cypress TrueTouch customer and the market leader in China’s mobile phone design industry, selected Cypress’s TrueTouch single-layer capacitive touchscreen solution for a new smartphone customized for China Unicom, one of China’s major mobile telecom carriers. Cypress’s single-layer sensor provides high-performance touchscreen accuracy and responsiveness with the low cost of a true single-layer sensor panel, significantly reducing the cost of the most expensive component of the touchscreen.

+ IDS Imaging Development Systems, a global leader in medical- and machine-vision cameras, selected Cypress’s EZ-USB® FX3™ controller as the high-speed USB 3.0 interface for its uEye® CP Camera series. The fast-growing USB 3.0 interface delivers 5-Gbps speed, 10 times greater than the preceding USB 2.0 standard.

+ Cypress, Nuvation Research Corp. and Arrow Electronics introduced a new SuperSpeed interface board for Altera FPGAs. This board enables users to prototype a simpler, uncompressed, cost-effective alternative to traditional slower interfaces such as USB 2.0 and Gigabit Ethernet. The board utilizes Cypress’s EZ-USB FX3 controller to accelerate the development of high-quality streaming video, imaging and data acquisition applications.

+ Cypress announced that Traxxas, one of the leading providers of ready-to-run (RTR) radio-controlled hobby vehicles, selected Cypress’s WirelessUSB™-LP 2.4-GHz radio-on-chip for its new XO-1 radio controlled supercar. The XO-1 is capable of going from 0 to 100 mph in just 4.9 seconds. The WirelessUSB-LP device was selected for its long range, low latency and best-in-class interference immunity in noisy environments.

+ BORND, a leading PC peripheral manufacturer, selected Cypress’s 2.4-GHz WirelessUSB-NL radio-on-chip for its next-generation E220 wireless mouse. WirelessUSB-NL’s low power consumption enables two AA batteries to power the E220 mouse for up to three years.

+ Cypress announced that over 50,000 users have now registered for the Cypress Developer Community™, an online forum where customers interact to create content and answer questions along with Cypress engineers. The developer community (www.developer.cypress.com) includes a growing collection of more than 140 videos and 12 blogs written by technical experts.

+ Cypress announced that it has negotiated a highly flexible five-year senior secured revolving credit facility. The facility enables the company to borrow up to $430 million on a revolving basis for working capital, acquisitions, stock repurchases and other general corporate purposes.

+ Cypress announced that its Board of Directors approved a quarterly cash dividend of $0.11 per share, payable to holders of record of the company’s common stock at the close of business on June 28, 2012. The dividend will be paid today, July 19, 2012.

+ Cypress announced that it submitted a proposal to Ramtron International Corporation (NASDAQ:RMTR) to acquire all of its outstanding stock for $2.48 per share in cash. Cypress later commenced a tender offer to acquire all of the outstanding common stock of Ramtron for $2.68 per share in cash, a 48% premium over Ramtron’s closing price before Cypress’s first offer. The all-cash tender offer, which is not conditioned on due diligence or financing, provides Ramtron’s stockholders with immediate liquidity at a substantial premium in a very volatile market.

+ Cypress announced that it has defeated GSI’s attempt to invalidate one of the patents Cypress asserted against GSI Technology, Inc. in both the International Trade Commission’s patent infringement case and the Minnesota federal district court case filed by Cypress. The U.S. Patent and Trademark Office (PTO) has completed its re-examination of Cypress’s U.S. Patent No. 7,142,477 and confirmed its validity. In addition, the PTO also expanded the scope of the patent by allowing 64 new claims added by Cypress during the re-examination.

+ Cypress named semiconductor industry veteran Kazuyoshi Yamada Country Manager of its Cypress Japan subsidiary. Yamada has served in senior semiconductor leadership roles at NEC and Renesas, where he ran the embedded systems and memory design businesses. He replaces Hitoshi Yoshizawa, who retired after a distinguished career of 40 years. Cypress’s revenue from Japan grew over 80 percent under Dr. Yoshizawa’s leadership.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC 1, PSoC 3, and PSoC 5 programmable system-on-chip families and derivatives, CapSense touch sensing and TrueTouch solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge solution that enhances connectivity and performance in multimedia handsets, PCs and tablets. Cypress is also the world leader in SRAM memories. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for Q3 of fiscal year 2012 and beyond are forward-looking statements made pursuant to the Private Securities Litigation

Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the strength and growth of our proprietary and programmable products, our expectations regarding our Q312 leadtimes, revenue growth, earnings, profit and cash flow; the results of our return on capital strategies, including our dividend and stock repurchase programs; our expectations regarding the demand for our products and how are products are expected to perform as well as the benefits we can bring to Ramtron’s customers. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to our ability to enter into and close on a transaction with Ramtron, our ability to use our operating leverage to increase cash flow and generate a high return on equity, the state of and future of the global economy, business conditions and growth trends in the semiconductor market, our ability to enter into new markets and penetrate existing markets with our portfolio of products, whether our products perform as expected, whether the demand for our proprietary and programmable products is fully realized, whether our product and design wins result in increased sales, our ability to manage our business to have strong earnings, restrained operating expenses and cash flow leverage, factory utilization, the strength or softness of the markets we serve, our ability to maintain and improve our gross margins and realize our bookings, the financial performance of our subsidiaries and Emerging Technology Division, and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, TrueTouch, PSoC, EZ-USB, CapSense and West Bridge are registered trademarks, and PSoC Creator, FX3 and WirelessUSB are trademarks of Cypress Semiconductor Corp. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 1, 2012	January 1, 2012
ASSETS
Cash, cash equivalents and short-term investments	$210,804	$166,330
Accounts receivable, net	126,190	103,524
Inventories (a)	91,376	92,304
Property, plant and equipment, net	276,063	284,979
Goodwill and other intangible assets, net	37,922	40,462
Other assets	139,052	122,491

Total assets	$881,407	$810,090

LIABILITIES AND EQUITY
Accounts payable	$55,901	$52,868
Deferred margin on sales to distributors	148,570	150,568
Income tax liabilities	44,372	43,239
Other liabilities	184,896	165,573
Long-term revolving credit facility	153,000	—

Total liabilities	586,739	412,248

Total Cypress stockholders' equity	299,318	400,267
Noncontrolling interest	(4,650)	(2,425)

Total equity	294,668	397,842

Total liabilities and equity	$881,407	$810,090

(a)	Inventories include $4.3 million and $4.6 million of capitalized inventories related to stock-based compensation expense, as of July 1, 2012 and January 1, 2012, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	July 1, 2012	April 1, 2012	July 3, 2011
Revenues	$201,300	$185,089	$254,978
Cost of revenues	94,531	93,308	115,958

Gross margin	106,769	91,781	139,020
Operating expenses:
Research and development	47,946	47,968	49,278
Selling, general and administrative	51,955	60,494	58,482
Amortization of acquisition-related intangibles	731	731	731
Restructuring charges	989	228	3,798

Total operating expenses, net	101,621	109,421	112,289

Operating income (loss)	5,148	(17,640)	26,731
Interest and other income (expense), net	1	334	(522)

Income (loss) before income taxes	5,149	(17,306)	26,209
Income tax provision (benefit)	517	2,465	(14,433)

Income (loss), net of taxes	4,632	(19,771)	40,642
Adjust for net loss attributable to noncontrolling interest	345	311	181

Net income (loss) attributable to Cypress	$4,977	$(19,460)	$40,823

Net income (loss) per share attributable to Cypress:
Basic	$0.03	$(0.13)	$0.24
Diluted	$0.03	$(0.13)	$0.21
Cash dividend declared per share	$0.11	$0.11	$0.09
Shares used in net income (loss) per share calculation:
Basic	151,765	154,022	168,723
Diluted	164,605	154,022	192,276

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands)

(Unaudited)

	Three Months Ended July 1, 2012
	PSD (b)	MPD (b)	DCD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$48,315	$50,049	$10,209	$108,573	$(1,804)	$106,769
Stock-based compensation expense	3,705	3,197	787	7,689	70	7,759
Changes in value of deferred compensation plan	(19)	(16)	(4)	(39)	(1)	(40)
Impairment of assets and other	—	—	—	—	314	314

Non-GAAP gross margin	$52,001	$53,230	$10,992	$116,223	$(1,421)	$114,802

	Three Months Ended April 1, 2012
	PSD (b)	MPD (b)	DCD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$38,105	$48,505	$7,021	$93,631	$(1,850)	$91,781
Stock-based compensation expense	1,779	1,787	435	4,001	38	4,039
Changes in value of deferred compensation plan	116	116	28	260	2	262
Patent license fee	4,283	—	2,817	7,100	—	7,100

Non-GAAP gross margin	$44,283	$50,408	$10,301	$104,992	$(1,810)	$103,182

	Three Months Ended July 3, 2011
	PSD (b)	MPD (b)	DCD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$67,496	$55,297	$16,681	$139,474	$(454)	$139,020
Stock-based compensation expense	3,266	2,565	848	6,679	35	6,714
Changes in value of deferred compensation plan	(1)	(1)	—	(2)	—	(2)

Non-GAAP gross margin	$70,761	$57,861	$17,529	$146,151	$(419)	$145,732

(a)	Refer to the accompanying "Notes to Non-GAAP Financial Measures" for a detailed discussion of management's use of non-GAAP financial measures.
(b)	PSD—Programmable Systems Division; DCD—Data Communications Division; MPD—Memory Products Division.
(c)	“Core Semi” – Includes PSD, DCD and MPD and excludes “Emerging Technologies.”
(d)	“Emerging Technologies” – Activities outside our core semiconductor businesses outlined in footnote (c). Includes majority-owned subsidiaries Cypress Envirosystems Inc., AgigA Tech Inc. and Deca Technologies Inc.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	July 1, 2012	April 1, 2012	July 3, 2011
GAAP research and development expenses	$47,946	$47,968	$49,278
Stock-based compensation expense	(5,480)	(6,913)	(6,941)
Changes in value of deferred compensation plan	89	(423)	(57)

Non-GAAP research and development expenses	$42,555	$40,632	$42,280

GAAP selling, general and administrative expenses	$51,955	$60,494	$58,482
Stock-based compensation expense	(8,991)	(17,785)	(16,085)
Acquisition-related expenses	(2,003)	—	—
Changes in value of deferred compensation plan	183	(1,254)	3
Loss on sale of asset	—	—	(1,901)
Impairment of assets and other	—	47	178

Non-GAAP selling, general and administrative expenses	$41,144	$41,502	$40,677

	.
GAAP operating income (loss)	$5,148	$(17,640)	$26,731
Stock-based compensation expense	22,230	28,737	29,740
Patent license fee	—	7,100	—
Changes in value of deferred compensation plan	(311)	1,939	52
Acquisition-related expense	2,734	731	731
Restructuring charges	989	228	3,798
Loss on sale of asset	—	—	1,901
Impairment of assets and other	315	(47)	(178)

Non-GAAP operating income	$31,105	$21,048	$62,775

GAAP net income (loss) attributable to Cypress	$4,977	$(19,460)	$40,823
Stock-based compensation expense	22,230	28,737	29,740
Patent license fee	—	7,100	—
Impairment of assets and other	315	2,022	(178)
Acquisition-related expense	2,734	731	731
Restructuring charges	989	228	3,798
Changes in value of deferred compensation plan	530	(555)	52
Loss on sale of asset	—	—	1,901
Investment-related losses (gains)	—	—	(24)
Gain (loss) on foreign currency transaction	(1,049)	—	—
Tax effects	(428)	1,727	(13,850)

Non-GAAP net income attributable to Cypress	$30,298	$20,530	$62,993

GAAP net income (loss) per share attributable to Cypress - diluted	$0.03	$(0.13)	$0.21
Stock-based compensation expense	0.14	0.17	0.15
Patent license fee	—	0.04	—
Impairment of assets and other	—	0.01	—
Acquisition-related expense	0.02	0.01	—
Restructuring charges	0.01	—	0.02
Loss on sale of asset	—	—	0.01
Gain (loss) on foreign currency transaction	(0.01)	—	—
Tax effects	—	0.01	(0.07)
Non-GAAP share count adjustment	(0.01)	0.01	—

Non-GAAP net income per share attributable to Cypress - diluted	$0.18	$0.12	$0.32

(a)	Refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management's use of non-GAAP financial measures.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	July 1, 2012	April 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
Selected Cash Flow Data (Preliminary):
Net cash provided by operating activities	$43,303	$16,327	$76,870	$59,630	$112,213
Net cash provided by (used in) investing activities	$(49,477)	$1,493	$46,624	$(47,984)	$77,335
Net cash provided by (used in) financing activities	$63,152	$(56,253)	$37,061	$6,899	$(172,578)

Other Supplemental Data (Preliminary):
Capital expenditures	$9,741	$9,975	$34,282	$19,716	$53,591
Depreciation	$11,668	$10,682	$13,493	$22,350	$25,866

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED DILUTED EPS CALCULATION

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	July 1, 2012		April 1, 2012		July 3, 2011
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income (loss) attributable to Cypress	$4,977	$30,298	$(19,460)	$20,530	$40,823	$62,993

Weighted-average common shares outstanding (basic)	151,765	151,765	154,022	154,022	168,723	168,723
Effect of dilutive securities:
Stock options, unvested restricted stock and other	12,840	16,075	—	20,549	23,553	27,571

Weighted-average common shares outstanding for diluted computation	164,605	167,840	154,022	174,571	192,276	196,294

Net income (loss) per share attributable to Cypress - basic	$0.03	$0.20	$(0.13)	$0.13	$0.24	$0.37
Net income (loss) per share attributable to Cypress - diluted	$0.03	$0.18	$(0.13)	$0.12	$0.21	$0.32

	July 1, 2012	April 1, 2012	July 3, 2011
Average stock price for the period ended	$13.69	$17.19	$20.71
Common stock outstanding at period end (in thousands)	151,470	151,690	171,241
Outstanding as of July 3, 2011 included unvested restricted stock awards of approximately 1.0 million shares.

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investments under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Gains on divestitures.

Cypress recognizes gains resulting from the exiting of certain non-strategic businesses that no longer align with Cypress’s long-term operating plan. Cypress excludes these items from its non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Building donation.

Cypress committed to donate an unused building to a charitable entity. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, (2) costs such as advisory, legal, accounting and other professional or consulting fees related to acquisitions, and (3) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Investment-related gains/losses.

Investment-related gains/losses primarily include: (1) impairment loss related to Cypress’s investment when it determines the decline in fair value is other-than-temporary in nature, and (2) gains/losses related to the sales of its debt and equity investments. These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and operating performance of Cypress, and in most cases, such transactions have not historically occurred in every quarter. As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	Impairment of assets.

Cypress wrote down the book value of certain assets to their estimated fair value as management determined these assets will be donated, sold or will have no future benefit. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Tax effects.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above. Additionally, Cypress also excludes the impact of items that are related to historical activities in nature and not reflective of the ongoing operating results of Cypress.